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                           [AMERUS GROUP LETTERHEAD]



Exhibit 5.1



                                                                   July 23, 2002


AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948


                                AMERUS GROUP CO.
                   $185,000,000 ORIGINAL PRINCIPAL AMOUNT OF
       OPTIONALLY CONVERTIBLE EQUITY-LINKED ACCRETING NOTES (OCEANs(TM))
                               DUE MARCH 6, 2032


Ladies and Gentlemen:

          I am Senior Vice President and General Counsel of AmerUs Group Co., an Iowa corporation (the "Company"). This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $185,000,000 aggregate original principal amount of Optionally Convertible Equity-linked Accreting Notes (OCEANs(TM)) of the Company, and the shares of common stock, no par value issuable upon surrender and conversion of the OCEANs (the "Shares"). The OCEANs and the Shares are being registered on behalf of the holders of the OCEANs.

          In my capacity as Senior Vice President and General Counsel of the Company, I have examined and relied upon the information set forth in the Registration Statement, the Indenture dated as of March 6, 2002, between the Company and BNY Midwest Trust Company, as trustee, an executed copy of the OCEANs in global form dated March 6, 2002 and the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.


          I am a member of the Bar of the State of Iowa and an employee and shareholder of the Company. My opinion set forth below is limited to the laws of the State of Iowa and the Iowa Business Corporation Act, and I do not express

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any opinion herein concerning any other law. Based upon and subject to the foregoing, I am of the opinion that:


     (a) the OCEANs have been duly and validly authorized, executed and delivered by the Company.

     (b) The Shares have been duly and validly authorized and reserved for issuance by the Company and, when issued or delivered upon conversion of the OCEANs in accordance with their terms and the Indenture, will be validly issued, fully paid and non-assessable.

          I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of my name therein and in the related prospectus under the caption "Legal Matters."


          The information set forth herein is as of July 23, 2002, and I undertake no obligation to modify or update this opinion to reflect events, circumstances or changes in law occurring after the date hereof. This opinion is being furnished by me as Senior Vice President and General Counsel for the Company to you solely for your benefit and is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior written consent.



                              Very truly yours,

                              /s/ JOSEPH K. HAGGERTY

                              Joseph K. Haggerty